Exhibit 3.1(e)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:44 PM 12/30/2008
FILED 02:44 PM 12/30/2008
SRV 081238952 - 4404320 FILE

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
GREEN EARTH TECHNOLOGIES, INC.

          Green Earth Technologies, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY pursuant to Section 103 of the DGCL:

1.	The name of the corporation is Green Earth Technologies, Inc (formerly known as “Green Earth Technology, Inc.”).

2.

That a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on August 15, 2007 (“Certificate of Amendment”), which purported to change the name of the corporation to “Green Earth Technologies, Inc.”, and that Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

3.

The Certificate of Amendment is an inaccurate record of the corporate action therein referred to because the filing was not duly authorized and adopted in accordance with the requirements of Section 242 of the DGCL as therein provided.

4.	As a result of such inaccuracy, the Certificate of Amendment is null and void and shall have no further force and effect.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 15th day of December 2008.

GREEN EARTH TECHNOLOGIES, INC.

/S/ Mathew Zuckerman

Name:	Mathew Zuckerman
Title:	President